Exhibit 99.1

NEWS ANNOUNCEMENT	For Immediate Release

SFX ENTERTAINMENT PROVIDES

UPDATE ON GOING PRIVATE TRANSACTION

New York, August 14, 2015 — SFX Entertainment, Inc. (NASDAQ: SFXE) (the “Company”) announced that its special committee of independent directors, with the concurrence of Robert F.X. Sillerman (“Sillerman”), the Company’s Chairman and Chief Executive Officer, has authorized the continued exploration of strategic alternatives for the Company, including the sale of all or substantially all of the Company’s assets in whole or in part.  The Company has received an indication of interest at a price lower than the $5.25 per share offered by Sillerman in the merger agreement (“the merger agreement”) signed on May 26, 2015.  Sillerman continues to be interested in taking the Company private, either alone or with one or more strategic partners, although also at a lower price given the Company’s share price has declined substantially below that in the merger agreement.  The special committee and its advisors will entertain offers for the entire Company as well as assets not central to the Company’s core business through at least October 2, 2015.  Sillerman has agreed to cooperate with the special committee to obtain the best available offer for the Company’s shareholders.

The October 2 date was chosen to allow potential bidders and their financing sources to have visibility into the Company’s performance during its peak festival season, thus providing a full and accurate picture of the Company’s results and prospects.  To facilitate potential offers during this period, all “no-shop” restrictions and the related breakup fees provisions applicable to the Company under the merger agreement will no longer apply, enabling potential bidders to freely evaluate the Company in light of the recent substantial decline in its share price.  Any new transaction will be evidenced by a new definitive agreement as the existing merger agreement is no longer effective.

About SFX Entertainment

SFX Entertainment, Inc. (NASDAQ: SFXE) is the largest global producer of live events and digital entertainment content focused exclusively on electronic music culture (EMC) and other world-class festivals. SFX’s mission is to provide electronic music fans with the best possible live experiences, music discovery, media and digital connectivity. SFX was borne out of the technology revolution and produces and promotes a growing portfolio of live events that includes leading brands such as Tomorrowland, TomorrowWorld, Mysteryland, Sensation, Stereosonic, Electric Zoo, Disco Donnie Presents, Life in Color, Rock in Rio, Nature One, Mayday, Decibel, Q-Dance, Awakenings, and React Presents, as well as the innovative ticketing services Flavorus and Paylogic.

SFX owns and operates Beatport, the trusted global home of electronic music where fans, DJs, and creators connect, discover, and participate in the evolution of dance music culture. Beatport offers a complete music experience for everyone, everywhere including streaming music, mobile apps and a host of ways for the EMC community to enjoy or download files, attend transformational festivals and events both in person and online, connect with like-minded fans and inspirational artists, and receive news, reviews, and unique insider access.

Investor Relations Contacts:
Richard Rosenstein

Chief Financial Officer & Chief Administrative Officer

646 561 6400

Joseph Jaffoni

JCIR
212 835 8500

sfxe@jcir.com

Media Contact:

DKC Public Relations

Ed Tagliaferri 212 981 5182

edmund_tagliaferri@dkcnews.com